EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D with respect to the Common Stock, par value $.0001 per share, of Liquid Holdings Group, Inc. dated August 12, 2013 is, and any amendments thereto signed by each of the undersigned shall be, filed pursuant to and in accordance with the provisions of Rule 13(d)-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: August 12, 2013

Brian Ferdinand

Ferdinand Holdings, LLC

LT World Limited LLC

Ferdinand Trading II LLC

By:	/s/ Brian Ferdinand

Brian Ferdinand, for himself and as the

Sole Member of each of Ferdinand Holdings, LT World Limited and Ferdinand Trading